As filed with the Securities and Exchange Commission on November __, 2010
Registration No. ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Zevotek, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	05-0630427 (I.R.S. Employer Identification No.)

900 Southeast Ocean Blvd, Stuart, FL 34994
(772) 600-2676

(Address of principal executive offices) (Zip Code)

2011 Equity Incentive Plan
  (Full title of the plans)

Robert Babkie
900 Southeast Ocean Blvd, Stuart, FL 34994
(Name and Address of agent for service)

(772) 600-2676
 (Telephone number, including area code, of agent for service)

With a copy to:

Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
Phone (212) 930-9700
Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
Smaller Reporting Company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00001 par value	60,000,000	(1)	$0.003	(2)	$180,000	$12.84

(1)	Represents shares of common stock issuable pursuant to the Company’s 2011 Equity Incentive Plan.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, using the last sale price reported on the OTC Bulletin Board on November 16, 2010.

EXPLANATORY NOTE

This Registration Statement is being filed by Zevotek, Inc. (the “Company”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) in order to register 60,000,000 shares of the Company’s common stock, par value $0.00001 per share, the amount of shares issuable under the Company’s 2011 Equity Incentive Plan, which is filed as an exhibit to this Registration Statement (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The Company will provide each recipient of shares under the Plan (each, a “Recipient”) with documents that contain information related to the Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and are not being filed as a part of this Registration Statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each recipient who receives common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

We will provide to each recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Robert Babkie
900 Southeast Ocean Blvd, Stuart, FL 34994
(772) 600-2676

PART II

INFORMATION NOT REQUIRED IN THE PROSPECUTS

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	Reference is made to our report on Form10-K filed with the SEC on September 29, 2010, which is hereby incorporated by reference

•	Reference is made to our report on Form10-Q filed with the SEC on November 15, 2010, which is hereby incorporated by reference

•	Reference is made to our report on Form 8-K with the SEC on September 27, 2010, which is hereby incorporated by reference.

•
The description of our common stock in our Registration Statement on Form SB-2, filed with the SEC on September 8, 2006, including any amendments or reports filed for the purpose of updating such description, which is hereby incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

Item 6. Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

• any breach of the director's duty of loyalty to us or our stockholders;

• any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

• any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

• any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:

• we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

• we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	2011 Equity Incentive Plan
23.1	Consent of RBSM LLP
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)

Item 9. Undertakings.

(1) The undersigned Registrant hereby undertakes to:

(a) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at the time to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stuart, Florida, on November 19, 2010.

ZEVOTEK, INC.

By:	/s/ Robert Babkie
Robert Babkie
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Robert Babkie, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

Robert Babkie	Chief Executive Officer and Chief Financial Officer	November 19, 2010
Robert Babkie	(Principal Executive Officer and Principal Financial and Accounting Officer)

Anthony Intrieri	Director	November 19, 2010
Anthony Intrieri

Indira Tovar	Director	November 19, 2010
Indira Tovar

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	2011 Equity Incentive Plan
23.1	Consent of RBSM LLP
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)